 AMERISOURCEBERGEN CORPORATION

 POWER OF ATTORNEY

The undersigned, Richard C. Gozon, hereby constitutes and appoints William D. Sprague as his attorney-in-fact to execute and file on the undersigned's behalf  all Forms 4 and 5 that the undersigned may be required to file with the Securities and Exchange Commission ("SEC"), and any and all amendments to said documents, as a result of the undersigned's ownership of or transactions in securities of AmerisourceBergen Corporation. The authority of William D. Sprague under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 4 and 5 with regard to the undersigned's ownership of or transactions in securities of AmerisourceBergen Corporation, unless earlier revoked in writing.  The undersigned acknowledges that William D. Sprague is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated:

/s/Richard C. Gozon